Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Chris Conley, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION PROVIDES GUIDANCE FOR 2015 AND DETAILS FOR INVESTOR DAY

Company Expects Ongoing EPS Growth of 25% to 35%

Guidance Reflects Benefits and Costs of Recent Acquisitions

2014 Guidance Adjusted

BENTON HARBOR, Mich. — December 15, 2014 — Whirlpool Corporation (NYSE: WHR) announced today accelerated integration activities related to the recently completed acquisitions of Indesit Company, S.p.A and a majority interest in Hefei Rongshida Sanyo Electric Co., Ltd. In advance of the company’s upcoming Investor Day, the company is providing guidance for 2015 and adjusting guidance for 2014 to include the expected impact for both transactions.

“Both Indesit and Hefei are transformative acquisitions which will enable sustainable growth with a balanced and leading geographic portfolio,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “By accelerating these integration activities, we expect to increase revenues, drive synergies and grow earnings while continuing to deliver innovative new products to consumers around the globe.”

2015 OUTLOOK

For 2015, Whirlpool Corporation expects to report full-year GAAP net earnings per diluted share of $10.75 to $11.75 which includes acquisition related integration costs. The company expects to report full-year ongoing business earnings per diluted share of $14.00 to $15.00.

2015 EPS Outlook
GAAP Diluted EPS(i)	$10.75 - $11.75
Restructuring Expense (primarily acquisition related)	~2.85
Investment Expense	~0.24
Pension Settlement Charge	~0.11
Acquisition Purchase Price Accounting Adjustment - Inventory	~0.07

Ongoing Business Diluted EPS	$14.00 - $15.00

(i)	Diluted EPS available to Whirlpool.

For full-year 2015, the company expects to generate free cash flow(1) of $700 million to $800 million. Included in this guidance are restructuring cash outlays of up to $250 million, capital spending of $800 million to $850 million and U.S. pension contributions of approximately $85 million.

2014 OUTLOOK

Whirlpool Corporation has adjusted its full-year 2014 GAAP net earnings per diluted share guidance primarily to reflect incremental acquisition expenses related to the accelerated integration plans for Indesit Company and Hefei Rongshida Sanyo. In addition, the company expects additional unfavorable currency along with temporary new product transition costs in North America related to the previously announced new laundry product launches. The company now expects to report full-year GAAP net earnings per diluted share of $8.00 to $8.20 and full-year ongoing business earnings per diluted share of $10.90 to $11.10.

2014 EPS Outlook
Prior GAAP Diluted EPS(i) Guidance	$9.40 - $9.90
Incremental Acquisition Related Expense	~(0.87)
Currency and New Product Transition Expense	~(0.68)

Current GAAP Diluted EPS(i) Guidance	$8.00 - $8.20
Restructuring Expense	~1.24
Investment Expense	~0.84
Acquisition Related Expense	~0.98
Acquisition Purchase Price Accounting Adjustment—Inventory	0.08
Brazilian (BEFIEX) Tax Credits	(0.18)
Antitrust Resolutions	0.02

Ongoing Business Diluted EPS	$10.90 - $11.10

(i)	Diluted EPS available to Whirlpool.

For the full-year 2014, the company continues to expect to generate free cash flow(1) of $650 million to $700 million.

“Given our acquisitions and the opportunities that we have around the world, we have created an outstanding platform with multiple levers for profitable growth,” said Fettig. “We are committed to increasing shareholder value and plan to share details of our vision and long-term growth strategy at our Investor Day this week.”

2014 INVESTOR DAY

Whirlpool Corporation (NYSE: WHR) will host an Investor Day on Wednesday, December 17, 2014 in Chicago, IL. The event begins at 10 a.m. CT and will end between noon and 1:00 p.m. CT. Whirlpool will provide an overview of the company’s strategy and long-term financial targets, a discussion about growth opportunities across Whirlpool Corporation’s businesses, and showcase global product innovations.

Presenting for Whirlpool Corporation will be Jeff M. Fettig, chairman and chief executive officer; Marc Bitzer, vice chairman; Michael A. Todman, vice chairman; Larry Venturelli, executive vice president and chief financial officer; and other key members of the Whirlpool Corporation management team.

To listen to the Investor Day presentation, dial (800) 895-1549 and use confirmation code Whirlpool. International participants should dial (785) 424-1057 and use confirmation code Whirlpool.

The event will also be webcast live on the company’s Web site at www.whirlpoolcorp.com and may be accessed by clicking on the “Investors” tab located at the top of the page. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference call to download any required streaming media software. Presentation materials and an archived recording of the event will be available on the company’s Web site for at least 30 days.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading global manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2013, 69,000 employees, and 59 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) acquisition and investment-related risk, including risks associated with our acquisitions of Hefei Sanyo and Indesit; (4) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (5) product liability and product recall costs; (6) inventory and other asset risk; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (8) the uncertain global economy; (9) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (10) Whirlpool’s ability to maintain its reputation and brand image; (11) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (12) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (13) the effects and costs of governmental investigations or related actions by third parties; (14) Whirlpool’s ability to obtain and protect intellectual property rights; (15) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (16) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (17) information technology system failures and data security breaches; (18) the impact of labor relations; (19) our ability to attract, develop and retain executives and other qualified employees; (20) changes in the legal and regulatory environment including environmental and health and safety regulations; and (21) the ability of Whirlpool to manage foreign currency fluctuations.

Additional information concerning these and other factors can be found in Whirlpool’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

(1) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.

Free Cash Flow

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures and proceeds from the sale of assets and businesses. The reconciliation provided below reconciles 2014 and 2015 projected full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

(millions of dollars)	2014 Outlook	2015 Outlook
Cash Provided by (Used In) Operating Activities	$1,325 - $1,425	$1,500 - $1,650
Capital Expenditures and Proceeds from Sale of Assets/Businesses	(675) - (725)	(800) - (850)

Free Cash Flow	$650 - $700	$700 - $800

# # #